Exhibit 10.2

September 28, 2007

John S. Watts, Jr.

1295 Rolling Links

Alpharetta, GA 30004

Dear John:

As a follow-up to your previous conversations with Angela Braly and the receipt of your resignation, this letter agreement (“Agreement”) confirms the terms and conditions of your employment with WellPoint, Inc. (together with its subsidiaries and affiliates, collectively referred to herein as the “Company”), from the date of this Agreement until December 31, 2007.

Beginning on October 15, 2007, you shall serve as Group Vice President of the Company. You shall remain employed by the Company through December 31, 2007 and will assist with the transition of your former duties between October 15, 2007 and December 31, 2007.

Through December 31, 2007, the Company agrees to pay you a base salary at no less than your current annual rate of $740,000, payable bi-weekly in accordance with the Company’s regular payroll practices. In addition, through December 31, 2007, you will continue to participate in all WellPoint benefit plans, including the Executive Physical Exam Program and the Directed Executive Compensation Plan (“DEC”). Your 2007 AIP award will not include any discretionary adjustments for individual performance.

Sincerely,

/s/ Randal L. Brown
Randal L. Brown

Please indicate your agreement to the terms as set forth in this Agreement by signing below at 5:00 EDT, Friday, September 28, 2007.

Signed:	/s/ John S. Watts, Jr.	Dated: September 28, 2007
John S. Watts, Jr.